Exhibit 10.12

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), is made and entered into as of this 1st day of April, 2011, by and between U.S. SILICA COMPANY, a Delaware corporation (the “Company” or “USS”), and JOHN A. ULIZIO (“Consultant”).

RECITALS

WHEREAS, the Company desires to secure the Consultant’s services and the Consultant desires to provide such services to the Company; and

WHEREAS, the Consultant will obtain certain confidential information of the Company and the Consultant acknowledges and understands that, during the course of the performance of his services pursuant to this Agreement, the Consultant will become familiar with certain confidential information of the Company which is exceptionally valuable to the Company and vital to the success of the Company’s business; and

WHEREAS, the Company and the Consultant desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of the Company.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

TERMS

PART ONE

NATURE AND TERM OF SERVICES

1.01

Services. The Company hereby agrees to engage the Consultant to perform, and the Consultant hereby agrees to perform, such consulting services relating to the Company, as requested by the General Counsel or Chief Executive Officer of the Company, including consulting services relating to or associated with crystalline silica issues, which may include, but not be limited to: (a) federal, state, provincial or local legislation or regulation; (b) the administration of the Company’s occupational health program; (c) litigation (including matters relating to insurance and the ITT indemnity); (d) the preparation of articles and presentations; (e) participation in trade association and other organization activities relating to crystalline silica (including, but not limited to, the National Industrial Sand Association (“NISA”), the IMA-NA, the American Chemistry Council-Crystalline Silica Panel, and specifically including the NISA epidemiology task force and silica health effects committee and the IMA-NA, safety & health committee, government affairs and operations & engineering committees), and the participation in meetings, presentations and other activities in connection with the matters described in this section 1:01(e); and (f) general matters relating to Consultant’s past work relating

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to legal and administrative matters with the Company (the “Consultant’s Services”). Consultant agrees to use his best efforts in providing the Consultant’s Services to the Company and in fulfilling his duties and obligations pursuant to the terms of this Agreement.

Notwithstanding the provisions of this Section 1.01, the scope of Consultant’s Services shall not include services performed by the Consultant as a witness in connection with pending or future litigation, and the services that the Consultant may perform as a witness include (but are not limited to), in addition to the actual time acting as a witness (whether in trial, any form of hearing, or any form of deposition), time and services spent reviewing documents, meeting with counsel and other activities typical of witness preparation.

1.02

Non-Compete. The Consultant agrees that he will not during the Term hereof (as that term is hereinafter defined) perform work for, or perform services for, directly or indirectly, any competing industrial sand producer or processor. Notwithstanding the provisions of this section 1.02, the Company acknowledges that work or services performed in connection with crystalline silica issues (and in particular, work done on crystalline silica issues in connection with NISA or other trade associations or organizations) may be for or result in the direct or indirect benefit of other industrial sand producers (in addition to the Company), and the Company agrees that any such work by the Consultant on crystalline silica issues is not a breach of this section or any provision in the Amended and Restated Employment Agreement dated January 11, 2011 between the Consultant and the Company (“Employment Agreement”).

1.03	Days Worked. There shall be no minimum requirement for days worked by the Consultant during the Term.

1.04

Term. The term of this Agreement (the “Term”) shall begin on April 1, 2011, and shall continue until the close of business on March 31, 2013, unless earlier terminated pursuant to the terms of this Agreement. The term of this Agreement may be extended for additional annual terms by mutual written agreement of the parties.

1.05

Status as Independent Contractor. Nothing contained in this Agreement shall be construed as creating a relationship between Company and Consultant other than that of independent contractor. Consultant shall not be deemed an agent of the Company or of any other company affiliated with the Company, and Consultant shall have no right, power or authority to act in any way in the name of the Company or its affiliated companies.

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PART TWO

COMPENSATION

2.01

Fees. During the Term of this Agreement, the Company shall pay to the Consultant at the rate of $1,500 per day (“Consultant’s Fee”). However, in consideration of those further covenants made by Consultant in this Agreement, the Company agrees to pay to Consultant a minimum of $10,000.00 per calendar quarter in fees notwithstanding the failure of the Company to utilize Consultant’s services in to such extent in such calendar quarter. The Consultant’s Fee pursuant to this Agreement is in addition to the Company’s obligation to pay Consultant severance pursuant to the Employment Agreement and/or the General Release. Consultant shall provide a budget to the Company (to its Chief Executive Officer, slobodow@ussilica.com) for prior approval when feasible before engaging in activities as Consultant pursuant to this Agreement.

2.02

Benefits. The Consultant and the Company acknowledge and agree that as the Consultant is an independent contractor, the Company shall not, and shall have no obligation to, by reason of this Agreement, provide the Consultant with any benefits (including, but not limited to, any health, disability, deferred compensation, severance, insurance, profit sharing, or pension benefits) pursuant to this Agreement; however, this provision shall have no effect on Company benefits otherwise due to the Consultant pursuant to the Employment Agreement.

2.03

Expenses. During the Term of this Agreement, the Consultant shall be reimbursed by the Company for all ordinary and necessary out-of-pocket expenses for travel, lodging, meals, or any other similar expenses incurred by the Consultant in performing the Consultant’s Services for the Company (including mileage reimbursement at the established IRS rate in the event Consultant is required to use his personal vehicle on Company business), to the extent that such expenditures meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), for deductibility by the Company for federal income tax purposes and which are substantiated and documented by the Consultant as required by the Code and in accordance with policies established by the Company from time to time (i. e., Consultant must file with the Company a standard expense report using an Excel form approved by the Company).

2.04

Payment of Fees and Expenses. Consultant agrees to furnish Company a monthly expense statement. Such statement shall be sent by fax or e-mail to James Manion, fax (301) 682-0690, or manion@ussilica.com. Company agrees to pay such statement within seven business days after receipt at month-end. Additionally, Company agreement to pay the Consultant’s Fee on a monthly basis, within seven business days of the end of the month for which services the payment is due. Consultant further agrees to sign and deliver to Company upon request an IRS Form W-9 if needed, and Consultant certifies he is not subject to “backup withholding”.

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PART THREE

CONFIDENTIAL INFORMATION AND COMPETITION

3.01

Definition of Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean, but shall not be limited to, information which is proprietary Company information which is not generally known to the public through legitimate origins, and which includes, but is not limited to, information regarding Company customers and Company products, policies, procedures or manuals of the Company, and information concerning the operations of the Company. The Company and the Consultant acknowledge and agree that the foregoing Confidential Information is extremely valuable to the Company and shall be deemed to be a “Trade Secret”. For the purposes of this Section 3.01, such information is “not generally known to the public through legitimate origins” if it is not generally known to third parties who can obtain economic value from its disclosure and use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Consultant), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but the Consultant shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

3.02

Non-Disclosure of Confidential Information. The Consultant will not prior to, during, or after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for the Consultant’s personal benefit or for the benefit, any Confidential Information.

3.03

Delivery Upon Termination. Upon termination of this Agreement for any reason, the Consultant will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, or any other documents which contain Confidential Information (collectively, the “Documents”).

3.04

Equitable Remedies. The Consultant agrees and acknowledges disclosure of confidential information in breach of this Agreement will result in immediate and irreparable harm to the business and goodwill of the Company and that monetary damages and remedies at law for such breach would be inadequate. The Company shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper, and the Consultant shall, in addition, pay to the Company the Company’s costs and expenses in enforcing such terms (including court costs and reasonable attorneys’ fees).

3.05

Continuing Obligation. The obligations, duties and liabilities of the Consultant pursuant to this Part Three of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of this Agreement for any reason whatsoever, for two years after the termination of this Agreement.

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PART FOUR

TERMINATION

4.01	Termination. This Agreement may be terminated at any time by either party, upon ninety days written notice to the other party.

PART FIVE

MISCELLANEOUS

5.01

Assignment. Except as provided in this Section 5.01, the Consultant and the Company acknowledge and agree that the covenants, terms and provisions contained in this Agreement and the rights of the parties hereunder cannot be transferred, sold, assigned, pledged or hypothecated; provided, however, that this Agreement shall be binding upon and inure to the benefit of the Company and any successor to or assignee of all or substantially all of the business and property of the Company. In addition, the Company may assign its rights hereunder to a direct or indirect subsidiary, affiliated company, or division of the Company without the consent of the Consultant, upon written notice to the Consultant. Finally, the Consultant may assign its rights under this Consulting Agreement to a Limited Liability Company formed by the Consultant, and Consultant shall provide notice of such assignment to the Legal Department of the Company, together with the FEIN of such limited liability company.

5.02

Entire Agreement. This Agreement contains the entire agreement between the parties concerning this Consulting Agreement and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically agree that all prior agreements, whether written or oral, relating to the Consultant’s Services to the Company shall be of no further force or effect from and after the date hereof. For the avoidance of doubt, the Consultant and the Company are parties to the Employment Agreement, and this Consulting Agreement does not in any way modify the Employment Agreement.

5.03

Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

5.04

Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person, or by overnight delivery service, next day air

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(UPS or Federal Express only), to the addresses shown below, such notices when given by overnight delivery service to be deemed effective on the next business day after sending.

5.05

Waiver. The waiver by the Company or the Consultant of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

5.06	Use of Company Vehicles. Any use of Company vehicles by Consultant shall be in accordance with the Company’s Vehicle Safety & Usage Policy dated 8/15/2005, as amended.

5.07

Liability Insurance. The Company reserves the right at any time in the future to require the Consultant to obtain general liability insurance in an amount adequate to protect the Company against any and all claims and/or liability that may hereafter arise by reason of Consultant’s conduct while retained as Company’s consultant. In such event, the Company agrees that it shall be solely responsible for the payment of all premiums for the issuance and renewal of such liability insurance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

U. S. SILICA COMPANY

By:
Brian Slobodow, Chief Executive Officer

8490 Progress Drive, Suite 300 Frederick, Maryland 21701 301-682-0655

CONSULTANT:

JOHN A. ULIZIO

19223 Old Ipswich Circle
Hagerstown, Maryland 21742
301-790-2583